Exhibit 99.1

Press Release

Action Products Acquires Curiosity Kits(R) — The Leading Award-Winning Specialty Brand For Kids’ Craft and Activity Kits

ORLANDO, Fla., April 6 /PRNewswire-FirstCall/ — Action Products International, Inc. (Nasdaq: APII - News), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, announced today that it has acquired the assets of Curiosity Kits, Inc., the developer, manufacturer and marketer of award- winning craft and activity kits for kids aged 4-14 that are sold primarily to specialty toy and craft retailers, and art museums throughout North America. The terms of the transaction provide for an all cash purchase.

A former division of Harlequin Enterprises, Limited, which is a subsidiary of Torstar Corporation (Toronto Stock Exchange: TO - News), Curiosity Kits is recognized within the specialty toy industry as one of the leading developers of activity-based kits for children. Its widely respected products and brands have won numerous industry awards for their ability to offer fun and creative ways for children and their families to discover, share and express their creative interests.

Action Products will assume the rights to all Curiosity Kits’ brands, trademarks, copyrights, patents, finished goods inventory, accounts receivable and various other assets. Featuring over 140 products divided into eight categories, Curiosity Kits’ top selling products in 2003 included Pottery Wheel, Swirl Master, Official Trickster Kit, Paint a Pair of Mugs, Shrinky Dink® Refills, Paint Your Own Chair, Forest Fairies, Kooky Krayon Maker, Glam Girl Vanity and Mega Volcano. Curiosity Kits’ products fall into one of the strongest segments of the toy industry — arts and crafts. According to the Toy Industry Association, while the overall toy market shrank by 2.8% in the second half of 2002 (last reported period), this segment grew by 16.6%.

Curiosity Kits’ products have won numerous awards for their ability to offer fun and creative ways for children and their families to find, share, and express their creative interests. The impressive list of awards includes: Dr. Toy, Oppenheim Toy Portfolio, Parenting Magazine, Parent’s Choice Foundation, National Parenting Center, Family Fun Magazine, Canadian Toy Testing Council, and Child Magazine. Curiosity Kits’ innovative line includes more than 150 proprietary activity kits and supplies in seven Irresistible Basics(TM) categories.

The Company recently introduced over 50 new products at the American International Toy Fair held in February in New York City. Every Curiosity Kit includes all materials necessary to complete the project, including markers and glue. Easy-to-follow illustrated instructions also provide kids with relevant background information that puts each activity in meaningful context. Curiosity Kits enjoy high brand awareness and preference, and are sold throughout the U.S. and Canada. Their distribution is focused exclusively on the specialty channels, including toy stores, arts, crafts and hobby retailers, bookstores, education stores, specialty catalogs, gift shops, and museums. For the last few years, the Company has recorded annual net sales of between $4 million to $6 million of its branded products that range in price between $4.00 to $50.00 retail.

Ron Kaplan, Chief Executive Officer of Action Products, said, “We are pleased, and I am personally honored, to bring the fantastic collection of Curiosity Kits’ products and brands to the Action Products International family of brands. Since 1988, Curiosity Kits has endeavored and succeeded in satisfying children’s natural curiosity by bringing experiential childhood learning and development into homes in ways that teach and build confidence, individual expression and bonding relationships with parents and caregivers. Action Products is committed to fulfilling and building upon Curiosity Kits’ legacy.”

Mr. Kaplan added, “This acquisition marks another critical milestone in the evolution and growth of Action Products International. With Curiosity Kits, Action successfully expands its product line-up, gains additional points of distribution for our entire portfolio of brands and establishes a notable presence for Action Products within another niche market — specialty crafts. We look forward to introducing the Curiosity Kits line to our growing global distributor network and to leveraging its established sales channels within the arts and crafts market to bring necessary volume increases to certain other brands such as our I DIG properties, among others. Finally, the consolidation of this brand into our portfolio brings welcome advantages and strengths to Action’s and Curiosity Kit’s existing retail dealers through the elimination of duplicative overhead cost structures that do not directly benefit them or their customers.”

With sales of $4.8 million in 2003, Curiosity Kits is expected to contribute approximately $3 million in revenue to Action Products in 2004, due largely to the timing of the acquisition, integration of operations and the scheduled re-launch of the line as an Action Products offering. Accordingly, Action Products is revising its 2004 revenue estimates upward to $13 million from the previously stated $10 million.

In association with the asset purchase, the APII’s Board of Directors agreed to accept a below market rate loan facilities from the Kaplan family, to complete the acquisition. The terms of the financing provide for the CEO, Company’s founder, directors, and management, to jointly (or singularly) loan the Company up to $1 million pursuant to a 2-year note bearing an annual interest rate of 6%. In addition, the lenders will be issued warrants to purchase up to 200,000 common shares (pro-rata to the loan amounts) at an exercise price of $4.50 per share. The final number of warrants to be issued will depend upon the final size of the loans (but will not exceed 200,000).

ABOUT ACTION PRODUCTS INTERNATIONAL, INC.

Action Products is a leading designer and manufacturer of educational and positive branded toys emphasizing fun, quality brands including JAY JAY THE JET PLANE Wooden Adventure System(TM), I DIG Dinosaurs® and I DIG Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Wild Climbers(TM) and Climb@Tron(TM) window-climbing animals and robots, Play and Store(TM) themed playsets, Kidz Workshop(TM) wooden projects, and Drop Zone Extreme(TM) parachute toys. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers and educational markets. For more information on Action Products’ toys, email marketing@apii.com or visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:

ACTION PRODUCTS INTERNATIONAL, INC.

Raymond Oliver, Vice President, Investor Relations

407-481-8007, ext. 716

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC

Andrea Strittmatter

407-585-1080

apii@efcg.net/